UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Bridger Aerospace Group Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

96812F102

(CUSIP Number)

December 31, 2023

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 96812F102	Page 2

1	NAMES OF REPORTING PERSONS BTO Grannus Holdings IV – NQ LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 3

1	NAMES OF REPORTING PERSONS Grannus Holdings Manager – NQ LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 4

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Advisors L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

CUSIP NO. 96812F102	Page 5

1	NAMES OF REPORTING PERSONS Blackstone Intermediary Holdco L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 6

1	NAMES OF REPORTING PERSONS Blackstone Securities Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 7

1	NAMES OF REPORTING PERSONS Blackstone Advisory Services L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 8

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Fund – FD L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 162,194
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 162,194
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,194
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 9

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Associates III – NQ L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 162,194
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 162,194
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,194
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 10

1	NAMES OF REPORTING PERSONS BTO DE GP – NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 162,194
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 162,194
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,194
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 11

1	NAMES OF REPORTING PERSONS Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,521
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 72,521
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,521
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 12

1	NAMES OF REPORTING PERSONS BTO – NQ Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,521
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 72,521
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,521
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 13

1	NAMES OF REPORTING PERSONS Blackstone Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,389,895
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,389,895
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,389,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 14

1	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 234,715
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 234,715
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 234,715
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 96812F102	Page 15

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,624,610
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,624,610
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,624,610
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 16

1	NAMES OF REPORTING PERSONS Blackstone Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,624,610
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,624,610
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,624,610
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.5%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 96812F102	Page 17

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,624,610
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,624,610
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,624,610
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 96812F102	Page 18

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,624,610
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,624,610
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,624,610
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1

(a)	Name of Issuer:

Bridger Aerospace Group Holdings, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

90 Aviation Lane

Belgrade, MT 59714

Item 2

(a)	Name of Person Filing:

(b)	Address of Principal Business Office:

(c)	Citizenship:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BTO Grannus Holdings IV – NQ LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	Grannus Holdings Manager – NQ LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Blackstone Tactical Opportunities Advisors L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Intermediary Holdco L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Securities Partners L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Advisory Services L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Tactical Opportunities Fund – FD L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Tactical Opportunities Associates III – NQ L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	BTO DE GP – NQ L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	BTO – NQ Side-by-Side GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Holdings I L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Holdings II L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Holdings I/II GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

BTO Grannus Holdings IV – NQ LLC directly holds 9,389,895 shares of Common Stock (as defined below) of the Issuer. BTO Grannus Holdings IV – NQ LLC is managed by Grannus Holdings Manager – NQ LLC and Blackstone Tactical Opportunities Advisors L.L.C. is the investment adviser to BTO Grannus Holdings IV – NQ LLC. The managing member of Blackstone Tactical Opportunities Advisors L.L.C. is Blackstone Intermediary Holdco L.L.C. The sole member of Blackstone Intermediary Holdco L.L.C. is Blackstone Securities Partners L.P. The general partner of Blackstone Securities Partners L.P. is Blackstone Advisory Services L.L.C. The sole member of Blackstone Advisory Services L.L.C. is Blackstone Holdings I L.P.

Blackstone Tactical Opportunities Fund – FD L.P. directly holds 162,194 shares of Common Stock of the Issuer. The general partner with management authority over Blackstone Tactical Opportunities Fund – FD L.P. with respect to the Common Stock held thereby is Blackstone Tactical Opportunities Associates III – NQ L.P. The general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. is BTO DE GP – NQ L.L.C. The managing member of BTO DE GP – NQ L.L.C. is Blackstone Holdings II L.P.

Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. directly holds 72,521 shares of Common Stock of the Issuer. The general partner of Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. is BTO – NQ Side-by-Side GP L.L.C. The sole member of BTO – NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock of the Issuer directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any such Reporting Person (other than any Reporting Person to the extent they directly hold Issuer securities) is the beneficial owner of Common Stock of the Issuer referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Section 13(d) and 13(g) of the Act.

(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (“Common Stock”)

(e)	CUSIP Number:

96812F102

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assumes 44,776,926 shares of Common Stock outstanding, as of November 9, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

As of December 31, 2023, BTO Grannus Holdings IV – NQ LLC directly held 9,389,895 shares of Common Stock of the Issuer. As of December 31, 2023, Blackstone Tactical Opportunities Fund – FD L.P. directly held 162,194 shares of Common Stock of the Issuer. As of December 31, 2023, Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P directly held 72,521 shares of Common stock of the Issuer.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2024

BTO GRANNUS HOLDINGS IV – NQ LLC

By: Blackstone Tactical Opportunities
Advisors L.L.C., its investment manager

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

GRANNUS HOLDINGS MANAGER – NQ LLC

/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

BLACKSTONE TACTICAL
OPPORTUNITIES ADVISORS L.L.C.

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BLACKSTONE INTERMEDIARY HOLDCO L.L.C.

By: Blackstone Securities Partners L.P., its sole member

By: Blackstone Advisory Services L.L.C., its general partner

By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP L.L.C., its general partner

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE SECURITIES
PARTNERS L.P.

By: Blackstone Advisory Services L.L.C., its general partner

By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP L.L.C., its general partner

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE ADVISORY SERVICES
L.L.C.

By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP L.L.C., its general partner

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD L.P.

By: Blackstone Tactical Opportunities
Associates III – NQ L.P., general partner

By: BTO DE GP – NQ L.L.C., its general partner

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES III – NQ L.P.

By: BTO DE GP – NQ L.L.C., its general partner

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO DE GP – NQ L.L.C.

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP III – NQ – ESC L.P.

By: BTO – NQ Side-by-Side GP L.L.C., its general partner

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO – NQ SIDE-BY-SIDE GP L.L.C.

/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE INC.

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, by and among the Reporting Persons, dated as of February 9, 2024